EXHIBIT 99.20

[HEALTHMONT OF TEXAS, INC. LETTERHEAD]

March     , 2003

To the undersigned Shareholders:

Re:	Certain Agreements related to the investment by the undersigned in HealthMont of Texas, Inc., a Tennessee corporation (the “Company”)

Dear Shareholders:

This letter evidences certain agreements reached between the Company and the undersigned Shareholders related to matters addressed below. Except as otherwise provided, the terms used herein shall have the same meanings as in that certain Stock Subscription and Purchase Agreement, dated as of March             , 2003, among the Company and the individuals therein named (the “Subscription Agreement”).

1.    Preemptive Rights.

(a)    The Company shall not issue or sell shares of its Common Stock (“Shares”) (other than (i) as provided in the Subscription Agreement, (ii) up to 75,000 Class A Shares that may be issued to Wade Tyrell and Leslie Bingham Escareno in consideration for services rendered on behalf of the Company, (iii) up to 150,000 Class C Shares that may be issued to Tim Rogler-Brown at a purchase price of not less than $1.00 per Class C Share, (iv) Shares issued pursuant to any equity incentive plan adopted by the Company, (v) Shares or securities convertible into Shares issued or sold in connection with acquisitions or business combinations with third parties that are not affiliates of any shareholder of the Company, or (v) sales or transfers of Shares or securities convertible into or giving the right to purchase Shares in connection with financing transactions for borrowed money with third parties that are not affiliates of any shareholder of the Company), unless prior to the issuance or sale of such Shares each Shareholder shall have been given the opportunity to purchase (on the same terms as such Shares are proposed to be sold) (i) the same proportion of such Shares being issued or offered for sale by the Company as (A) the number of Shares of the Company held of record by such Shareholder bears to (B) all of the issued and outstanding Shares of the Company on that day.

(b)    Prior to the issuance or sale by the Company of any Shares, the Company shall give written notice thereof (the “Notice”) to each Shareholder, which Notice shall specify the number of Shares proposed to be issued, the price and other terms of their proposed issuance, the number of Shares that each Shareholder is entitled to purchase, and the period during which such Shareholder may elect to purchase such Shares (which period shall not be less than ten (10) calendar days following the delivery of the Notice).

(c)    Each Shareholder who desires to purchase Shares hereunder shall notify the Company in writing within the specified period that number of Shares he wishes to purchase. The Company may sell any remaining Shares that are not purchased by the Shareholders hereunder within ninety (90) calendar days after the expiration of the time for electing to purchase such Shares at not less than the price set forth in the Notice and upon other terms and conditions not less favorable to the Company than those set forth in the Notice.

2.    Election of Directors.    Each Shareholder agrees that at any meeting of shareholders of the Company at which action is taken to elect directors, or whenever directors are elected by written consent, he will vote to elect as a director of the Company one nominee designated by each Shareholder who owns as of the date of such meeting or consent at least 300,000 Shares.

3.    Termination.    This agreement shall terminate on the fifth (5th) anniversary of the date hereof but may be sooner terminated upon the written agreement of all of the parties hereto.

4.    Name Change.    The parties acknowledge and agree that in connection with and as part of the Recapitalization, the Company intends to change its name to San Benito Healthcare Corporation. Such name change shall have no effect on the rights or obligations of the parties as set forth herein.

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Please acknowledge your agreement with the foregoing by executing this letter agreement where indicated below and returning a copy to the undersigned. This letter, when fully executed, will constitute the agreement of the Company and the undersigned Shareholders with respect to the subject matter set forth herein.

Very truly yours, HEALTHMONT OF TEXAS, INC. By: Timothy S. Hill, Chief Executive Officer and President

ACCEPTED AND AGREED:
Date:
Ambulatory Management Services Igor Kozlik, Chief Executive Officer

Date:
Thomas H. Butler, Jr.

Date:
Timothy S. Hill

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